Exhibit 4.1

AMENDMENT NO. 1 TO WARRANT AGREEMENT

between

QUANTUMSCAPE CORPORATION

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

This Amendment No. 1 to the Warrant Agreement (the “Amendment”) is entered into as of February 13, 2021, by and between QuantumScape Corporation, a Delaware corporation (the “Company”), f/k/a Kensington Capital Acquisition Corp. (“Kensington”), and Continental Stock Transfer & Trust Company (the “Warrant Agent,” also referred to herein as the “Transfer Agent”).

RECITALS

WHEREAS, Kensington and the Transfer Agent are parties to that certain Warrant Agreement dated as of June 25, 2020 (the “Agreement”);

WHEREAS, the Company and the Transfer Agent desire to amend the Agreement in order to move forward the earliest exercise date of the Public Warrants (as defined in the Agreement) to March 5, 2021;

WHEREAS, the Company and the Transfer Agent desire to amend the Agreement to clarify that the earliest date of redemption as currently contemplated by the Agreement will not change and that moving forward the exercise date of the Public Warrants will in no way move forward the earliest date of redemption of the Public Warrants, the Private Warrants (as defined in the Agreement) or the Working Capital Warrants (as defined in the Agreement); and

WHEREAS, Section 9.8 of the Agreement provides that the Agreement may be amended by the Company and the Transfer Agent for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Agreement as such parties may deem necessary or desirable and that such parties deem shall not adversely affect the interest of the Registered Holders (as defined in the Agreement).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1. The first sentence of Section 3.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the later of: (i) the date that is thirty (30) days after the first date on which the Company completes a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses (a “Business Combination”), and (ii) the date that is twelve (12) months from the date of the closing of the Offering, except in the case of a Public Warrant, which may be exercised as early as March 5, 2021 and, in the case of each Warrant, terminating at 5:00 p.m., New York City time on the earliest to occur of: (x) the date that is five (5) years after the date on which the Company completes its initial Business Combination, (y) the liquidation of the Company if the Company fails to complete a Business Combination, and (z) other than with respect to the Private Placement Warrants and Working Capital

Warrants then held by the Sponsor or initial lender, as applicable, or any of their respective Permitted Transferees in connection with a redemption pursuant to Section 6.1 hereof, the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Private Placement Warrant or a Working Capital Warrant held by the Sponsor or initial lender, as applicable, or their respective Permitted Transferees, in connection with a redemption pursuant to Section 6.1 hereof) in the event of a redemption (as set forth in Section 6 hereof), each Warrant (other than a Private Placement Warrant or a Working Capital Warrant held by the Sponsor or initial lender, or their respective Permitted Transferees, in the event of a redemption pursuant to Section 6.1 hereof) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date.”

2. Section 6.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Redemption of Warrants for when the price per share of Common Stock equals or exceeds $18.00. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time on or after July 30, 2021 and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at the price (the “Redemption Price”) of $0.01 per Warrant, provided that the last reported sales price of the Common Stock (or security other than Common Stock into which the Common Stock has been converted or exchanged for in the event that the Company is not the surviving company in its initial Business Combination) reported has been at least $18.00 per share (subject to adjustment in compliance with Section 4 hereof), on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third Business Day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the issuance of the shares of Common Stock (or security other than Common Stock into which the Common Stock has been converted or exchanged for in the event that the Company is not the surviving company in its initial Business Combination) issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1.”

3. The first sentence of Section 6.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Redemption of Warrants when the price per share of Common Stock equals or exceeds $18.00. Not less than all of the outstanding Warrants may be redeemed, at the option of the Company, commencing ninety (90) days after June 30, 2021 and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.10 per Warrant, provided that the last reported sales price of the Common Stock (or security other than Common Stock into which the Common Stock has been converted or exchanged for in the event that the Company is not the surviving company in its initial Business Combination) reported has been at least $10.00 per share (subject to adjustment in compliance with Section 4 hereof), on the trading day prior to the date on which notice of the redemption is given, provided that the Private Placement warrants are also concurrently called for redemption at the same price as the outstanding Public Warrants, and provided that there is an effective registration statement covering the issuance of the Common Stock (or security other than Common Stock into which the Common Stock has been converted or exchanged for in the event that the Company is not the surviving company in its initial Business Combination) issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below). During the Redemption Period in connection with a redemption pursuant to this Section 6.2, Registered Holders of the Warrants may elect to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1 and receive a number of shares of Common Stock (or security other than Common Stock into which the Common Stock has been converted or exchanged for in the event that the Company is not the surviving company in its initial Business Combination) determined by reference to the table below, based on the Redemption Date (calculated for purposes of the table as the period to expiration of the Warrants) and the “Fair Market Value” (as such term is defined in subsection 3.3.1(b)) (a “Make-Whole Exercise”).”

4. Miscellaneous.

(a) Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

(b) Entire Agreement. This Amendment, together with the Agreement, constitute the full and entire agreement between the parties with regard to the subjects hereof.

(c) Effect of Amendment. All provisions of the Agreement not specifically amended hereby shall remain in full force and effect and shall be unaffected by this Amendment. In the event of any conflict or inconsistency between the terms and conditions of this Amendment and the terms and conditions of the Agreement, the terms and conditions of this Amendment shall control.

(d) Applicable Law. The validity, interpretation, and performance of this Amendment and of the Warrants (as defined in the Agreement) shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

(e) Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(f) Amendments. This Amendment may be amended by the parties hereto for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Amendment as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders.

(g) Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Warrant Agreement as of the date first set forth above.

COMPANY

QUANTUMSCAPE CORPORATION

By:	/s/ Michael McCarthy

Name:	Michael McCarthy
Title:	Chief Legal Officer and
Head of Corporate Development

Signature Page to Amendment No. 1 to

Warrant Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Warrant Agreement as of the date first set forth above.

WARRANT AGENT

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Ana Gois

Name:	Ana Gois
Title:	Vice President

Signature Page to Amendment No. 1 to

Warrant Agreement